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                                                                     EXHIBIT 12


Ratio of Earnings to Fixed Charges:


                                                                      Three Months Ended
                                                                           March 31,
                                                                   ---------------------------
                                                                    2000                2001
                                                                   -------             -------
                                                                          (in thousands)
Net loss ..............................................            $(3,791)            $(4,198)
  Add fixed charges:
    Interest expense including
     amortization of debt issuance cost ...............              4,028               4,402
                                                                   -------             -------
Earnings ..............................................            $   237             $   204
                                                                   -------             -------
Fixed Charges
  Interest expense including amortization of debt .....            $ 4,028             $ 4,402
                                                                   -------             -------
Total Fixed Charges ...................................            $ 4,028             $ 4,402
                                                                   -------             -------
Ratio of Earnings to Fixed Charges ....................                 --                  --
Deficiency of Earnings to Cover Fixed Charges .........            $(3,791)            $(4,198)



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